Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Fidelity Financial Trust: Fidelity Convertible Securities Fund, Fidelity Equity-Income II Fund, Fidelity Independence Fund and Fidelity Strategic Dividend & Income Fund of our reports dated January 11, 2005 on the financial statements and financial highlights included in the November 30, 2004 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2005